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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Income Opportunities Trust (the "Fund") was held on August 27, 2014. The Meeting was held for the following purpose:

(1). Elect five Trustees by the holders of Common Shares of the Fund, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                              Votes      Votes
Matter                                                         For      Against
------                                                      ---------- ---------
(1). David C. Arch......................................... 42,541,978 1,309,042
     Frank S. Bayley....................................... 42,421,653 1,429,367
     Larry Soll............................................ 42,483,644 1,367,376
     Philip A. Taylor...................................... 42,544,672 1,306,348
     Wayne W. Whalen....................................... 42,498,853 1,352,167